Exhibit 1.1

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential, and such information has been marked at the appropriate place with [***].

STOCK ExchAnge AGREEMENT

This STOCK EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of July 11, 2023 (the “Effective Date”) by and between Yaaran Investments Ltd., a company organized under the laws of the State of Israel (“Yaaran”), Save Foods Ltd. and Save Foods, Inc. (together “Save Foods”) and NewCo Ltd. (or such future name as shall be determined between the Parties upon the incorporation of NewCo or as shall be approved by the Israeli Registrar of Companies), in accordance with the terms of this Agreement and the Contract, as defined herein), a private company to be incorporated under the laws of the State of Israel by Yaaran (the “NewCo”). Save Foods, Yaaran and NewCo (upon its formation) are each a “Party” and collectively, the “Parties”).

WHEREAS, Yaaran entered into a contract with The Government of Israel on behalf of the State of Israel, represented by the Head of the Agricultural Research Organization and the Treasurer of A.R.O., (“ARO”) (the “Contract”), attached hereto as Exhibit A, pursuant to which Yaaran committed to establish NewCo under the terms set forth in the Contract;

WHEREAS, each of the Parties believes that it is in its best interests, and the best interests of its respective stockholders, that Save Foods shall issue to Yaaran such number of shares of common stock, par value $0.0001 per share, of Save Foods, Inc. (“Save Foods Common Stock”) representing 19.99% of the issued and outstanding capital stock of Save Foods, Inc. (calculated on a pre-Closing basis) (the “Save Foods Exchange Shares”), and in consideration thereof, Save Foods Ltd. shall be issued such number of shares representing 60% of NewCo’s share capital on a fully diluted, pre-Closing basis (the “NewCo Exchange Shares”) (collectively, the “Exchange”); and

WHEREAS, pursuant to those certain minutes of ARO’s information commercialization committee (the “Committee”) dated June 15, 2023, the Committee resolved that the issuance of the NewCo Exchange Shares (as defined below) to Save Foods Ltd. is approved pursuant to Section 10.10 of the Contract (the “Resolution”), which Resolution Save Foods has relied on as a condition precedent to entering into this Agreement and which Resolution is attached hereto as Annex A.

NOW, THEREFORE, the parties hereby agree as follows:

1.	TRANSACTIONS.

1.1 The Exchange. At the Closing and subject to the terms and conditions of this Agreement, Save Foods, Inc. shall issue to Yaaran the Save Foods Exchange Shares and NewCo shall issue to Save Foods Ltd. the NewCo Exchange Shares.

1.2 Development Payments. In order to support NewCo’s “R&D Plan” (as defined in the Contract), Save Foods shall invest in NewCo the following sums, subject to the following terms and conditions:

(a) On or prior to the Closing Date, Save Foods shall make available to NewCo an amount not exceeding US$400,000 (four hundred thousand US dollars) (the “First Installment”).

(b) Upon the twelve (12) month anniversary of the First Installment (the “First Anniversary”), and subject to the receipt of written a confirmation from Dr. Dror Mintz, dated as of the First Anniversary, that the R&D Plan, and the projects contemplated in the Contact (the “Projects”), remain valid as of the First Anniversary, and that his good-faith expectation is that the Projects shall remain valid for the foreseeable future following the First Anniversary, Save Foods shall make available to NewCo an additional amount of US$400,000 (four hundred thousand US dollars) (the “Second Installment”).

(c) Upon the twelve (12) month anniversary of the Second Installment (the “Second Anniversary”), and subject to the receipt of written confirmation from Dr. Mintz, dated as of the Second Anniversary, that the Projects remain valid as of the Second Anniversary, and that his good-faith expectation is that the Projects shall remain valid for the foreseeable future following the Second Anniversary, Save Foods shall make available to NewCo an additional amount of US$400,000 (four hundred thousand US dollars) (the “Third Installment”).

(d) In the event that, on or prior to December 31, 2023, Save Foods, Inc. closes a public offering of the Save Foods Common Stock, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in which the net proceeds to Save Foods, after giving effect to any underwriting discounts and commissions, exceed US$1,000,000 (one million US dollars), Save Foods shall make available to NewCo an additional amount of $100,000 (one hundred thousand US dollars) within forty-five (45) days of the closing thereof (together with the First Installment, the Second Installment and the Third Installment, the “Amounts”).

1.3 Additional Efforts. Save Foods shall provide NewCo with the following assistance:

(a) Save Food shall engage, at its own expense, certain third-party consultants for the purpose of raising brand awareness and facilitating regulatory operations, primarily in Europe.

(b) The Chief Executive Officer of Save Foods Ltd. shall allocate one third (1/3) of his time (as contemplated under his terms of employment with Save Foods Ltd.) towards building a comprehensive business plan for NewCo. The development of such business plan shall be in accordance with the progress of the R&D Plan (as defined in the Contract) and proof of feasibility.

(c) Mr. Shmuel Yannay, owner of Yaaran, shall serve at the initial Chief Executive Officer of NewCo, and such terms of engagement shall be approved pursuant to an agreement to be approved by the Parties following the Effective Date.

1.4 Board Composition. Effective as of the Closing Date, two (2) designees of Save Foods and one (1) designee of Yaaran shall be appointed to the board of directors of NewCo (the “NewCo Board”) and one (1) designee of ARO shall be entitled to serve as an “observer” to the NewCo Board with such rights and obligations as commonly understood under the applicable law. The Parties hereby acknowledge that Mr. Yannay shall be selected as the designee of Yaaran and Mr. Yannay shall also serve as the chairman of the NewCo Board upon its formation. NewCo’s board of directors shall consist of such number of directors not less than three (3) and not more than five (5), as may be fixed from time to time by resolution of the NewCo Board.

1.5 Articles. Upon its formation, NewCo shall adopt the Articles of Association in the form attached hereto as Exhibit B (the “Articles”) and ratify this agreement by a resolution of the NewCo Board and the shareholders of NewCo.

1.6 Signatory Rights; Bank Account. Effective as of the Closing Date, NewCo shall adopt the signatory rights as set form in the form attached hereto as Exhibit C (the “Signatory Rights”), which Signatory Rights shall also apply to the bank account of NewCo to be established following the formation of NewCo (the “Bank Account”).

1.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing” and the “Transactions”, respectively) shall take place remotely via exchange of signature pages, subject to the satisfaction (or waiver by the applicable party) of the Closing conditions in Section 3 below, within the earlier of (i) seven business days following the Effective Date, or (ii) July 2, 2023 (the “Closing Date”), or such other date as shall be determined mutually between the Parties following the Effective Date.

2.	CLOSING DELIVERABLES.

2.1 Delivery by NewCo. At Closing, NewCo shall deliver to Save Foods:

(a) this Agreement duly executed by NewCo;

(b) true and correct copies of written resolutions, or minutes of a meeting, of the board of directors of NewCo, approving and adopting in all respects the execution, delivery and performance of this Agreement and the Transactions contemplated hereby, including the Signatory Rights and the establishment of the Bank Account;

(c) true and correct copies of written resolutions, or minutes of a meeting, of the shareholders of NewCo, approving and adopting in all respects the adoption of the Articles;

(d) a copy of the register of shareholders of NewCo, certified by an executive officer of NewCo, in which the NewCoExchange Shares issued at the Closing are registered in the name of Save Foods Ltd., in the form attached hereto as Schedule 2.1(h); and

(e) confirmation of receipt of the First Installment.

2.2 Delivery by Yaaran. At Closing, Yaaran shall deliver to Save Foods:

(a) this Agreement duly executed by Yaaran;

(b) true and correct copies of written resolutions, or minutes of a meeting, of the board of directors of Yaaran, approving and adopting in all respects the execution, delivery and performance of this Agreement and the Transactions contemplated hereby; and

(c) a duly completed and executed Regulation S Questionnaire, in the form attached hereto as Annex B.

2.3 Delivery by Save Foods. At Closing, Save Foods shall deliver to Yaaran and NewCo (as applicable):

(a) this Agreement duly executed by Save Foods;

(b) true and correct copies of written resolutions, or minutes of a meeting, of the board of directors of Save Foods, approving and adopting in all respects the execution, delivery and performance of this Agreement and the Transactions contemplated hereby;

(c) evidence of the issuance of the Save Foods Exchange Shares to Yaaran; and

(d) evidence of the payment of the First Installment to NewCo.

3.	CLOSING CONDITIONS.

3.1 Conditions of Newco’s and Yaaran’s Obligations at Closing. The obligations of NewCo and of Yaaran, to effect the Closing are subject to the following conditions being met:

(a) Representations and Warranties. The representations and warranties contained in Section 4 shall have been true in all respects on and as if made as of the Closing;

(b) the delivery by Save Foods the items set forth in Section 2.3, of this Agreement.

(c) Save Foods shall have delivered to NewCo the First Installment at the Closing (contingent upon NewCo opening the Bank Account as set forth in Section 1.6).

3.2 Conditions of Save Foods’ Obligations at Closing. The obligations of Save Foods to effect the Closing are subject to the following conditions being met:

(a) Representations and Warranties. The representations and warranties of Yaaran and NewCo contained in Section 5 shall have been true in all respects on and as if made as of the Closing.

(b) Performance. NewCo and Yaaran shall have performed and complied, in all respects, with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) Delivery of Documents. All of the documents to be delivered by the NewCo and Yaaran pursuant to Sections 2.1, 2.2, shall have been in a form as attached to this Agreement.

(d) Articles. The Articles shall have been duly adopted, including written confirmation from ARO, attached hereto as Exhibit D, stating that it approves the version of Articles attached hereto as Exhibit B.

4.	REPRESENTATIONS AND WARRANTIES OF SAVE FOODS.

Save Foods Inc. and Save Foods Ltd. hereby represents and warrants to Yaaran and NewCo that the following representations and warranties are true and correct in all respects as of the Closing Date:

4.1 Organization, Standing and Corporate Power of Save Foods. Save Foods, Inc. is duly incorporated and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action required to be taken by the respective board of directors of Save Foods, Inc. and Save Foods Ltd. in order to authorize Save Foods to enter into this Agreement and all exhibits, schedules and ancillary documents thereto (collectively, the “Transaction Agreements”), and to issue the Save Foods Exchange Shares at the Closing. All action on the part of the officers of Save Foods necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of Save Foods under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of Save Foods Exchange Shares has been taken. This Agreement has been duly executed and delivered and, assuming due execution and delivery by the other party, constitutes the valid and binding obligation of the parties, enforceable in accordance with its terms and conditions except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium laws, and other laws of general application affecting the enforcement of creditors’ rights and remedies generally.

4.2 Non-Contravention. Neither the execution, delivery or performance by Save Foods, Inc. and Save Foods Ltd. of this Agreement or any of the Transaction Agreements to which it is a party, nor the consummation of the Transactions contemplated hereunder and thereunder, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any provision of the organizational documents of the parties; (ii) any applicable law; or (iii) any provision of any contract or agreement to which each of Save Foods, Inc. and Save Foods Ltd. is a party; or (b) otherwise give any person the right to (x) declare a default or exercise any remedy under any such contract or agreement, (y) accelerate the maturity or performance of any such contract or agreement, or (z) cancel, terminate or modify any such contract or agreement, in each case, except as would not have and would not reasonably be expected to have or result in an adverse effect on the ability of Save Foods, Inc. or Save Foods Ltd. to consummate the Transactions contemplated hereunder pursuant to the terms hereof or under the Transaction Agreements.

4.3 Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or, to the knowledge of Save Foods, Inc. or Save Foods Ltd., threatened against Save Foods, Inc. or Save Foods Ltd., as applicable. Each of Save Foods, Inc. and Save Foods Ltd. is not subject to any order, writ, judgment, injunction, decree or award of any court or any governmental authority.

4.4 Compliance. Neither Save Foods, Inc. nor Save Foods Ltd. has been advised, nor does Save Foods, Inc. or Save Foods Ltd. have reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business.

4.5 Disclosure Controls. Save Foods, Inc. has disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act of 1934, as amended) that are designed to ensure that material information relating to Save Foods, Inc. is made known to Save Foods, Inc.’s principal executive officer and Save Foods, Inc.’s principal financial officer or persons performing similar functions.

4.6 Valid Issuances. Save Foods, Inc. represents and warrants that the Save Foods Exchange Shares to be issued will be, when issued, in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable.

4.7 Purchase Entirely for Own Account.The NewCo Exchange Shares proposed to be acquired by the Save Foods Ltd. hereunder will be acquired for investment for the Save Foods Ltd.’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Save Foods Ltd. has no present intention of selling, granting any participation in or otherwise distributing the NewCo Exchange Shares, except (i) for a transfer to Save Foods, Inc., or (ii) in compliance with applicable securities laws. Save Foods Ltd. further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person with respect to the NewCo Exchange Shares. For purposes of this Agreement, “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) or other entity.

4.8 Investment. Save Foods, Inc.(i) can bear the economic risk of its investment and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the other party and its securities.

4.9 No Suspensions of Trading. Trading in the Save Foods, Inc. Common Stock shall not have been suspended by federal regulators, or the jurisdictional equivalent, or any trading market at any time prior to the Closing.

4.10 Conformity of Descriptions. The Save Foods Exchange Shares, when issued, will conform in all material respects to the descriptions of Save Foods Common Stockcontained in Save Foods, Inc.’s filings with the Securities and Exchange Commission (the “SEC”).

4.11 Disclosure. All disclosures provided to NewCo and Yaaran regarding Save Foods, Inc. and Save Foods Ltd., and the Transactions contemplated hereby, including the exhibits to this Agreement, furnished by Save Foods with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.12 Exclusive Representation. The representations and warranties set forth in this Section 4 above are the only representations and warranties made by Save Foods, Inc. and Save Foods Ltd. with respect to the matters contained herein and other than as set forth in this Section 4 below, neither Save Foods, nor any other person on its behalf, has made or makes any additional representations or warranties, express or implied as to any other matter.

5.	REPRESENTATIONS AND WARRANTIES OF YAARAN AND NEWCO.

Yaaran hereby represents and warrants, and further represents and warrants on behalf of NewCo, to Save Foods that the following representations and warranties are true and correct in all respects as of the Closing Date:

5.1 Authorization; Validity. Yaaran is duly incorporated and validly existing and in good standing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now conducted. Yaaran has and will have at the Closing the corporate power and authority to carry out and perform its obligations under the terms of this Agreement. All corporate actions on the part of Yaaran necessary for the authorization, execution, delivery and performance of this Agreement and the obligations hereunder have been taken.

5.2 NewCo Exchange Shares. The NewCo Exchange Shares shall represent approximately 60% of the issued and outstanding share capital of NewCo on a fully diluted basis as of the Closing Date. NewCo represents and warrants that the NewCo Exchange Shares to be issued will be, when issued, in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and the issuance of the NewCo Exchange Shares will not trigger any anti-dilution rights of any existing securities of NewCo.

5.3 Capitalization.

(a) The authorized share capital of NewCo is or will be on or reasonably following the Closing (but following the adoption of the Articles): 10,000,000 ordinary shares of no par value (the “Ordinary Shares”).

(b) The issued and outstanding share capital of NewCo (on fully diluted basis) shall be, on or reasonably following the Closing, as follows 7,000,000 Ordinary Shares, divided as follow: (i) 699,300 Ordinary Shares shall be held by ARO, (ii) 2,100,700 Ordinary Shares shall be held by Yaaran, and (iii) 4,200,000 Ordinary Shares shall be held by Save Foods.

(c) The issued and outstanding shares of NewCo are duly and validly authorized and issued, fully paid and non-assessable, and offered and issued in compliance with the provisions of the Articles as in effect at the time of each such issuance and in compliance with all applicable corporate and securities laws.

5.4 Yaaran agrees and acknowledges that the Save Foods Exchange Shares are not registered under the Securities Act and that the issuance hereof to Yaaran is intended to be exempt from registration under the Securities Act pursuant to Regulation S promulgated thereunder (“Regulation S”). Yaaran is either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9) or (a)(12) under the Securities Act or, if not an accredited investor, otherwise meets the suitability requirements of Regulation D and Section 4(a)(2) of the Securities Act; (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act; or (iii) a “non-US person,” as such term is defined in Regulation S and as set forth in Annex B hereto. The certificates representing the Save Foods Exchange Shares issued to Yaaran shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable securities laws:

“[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE] HAS [NOT] BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES [OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

5.5 Yaaran acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

5.6 Yaaran acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in Save Foods and its securities. To the full satisfaction of Yaaran, it has been furnished all materials that it has requested relating to Save Foods and the issuance of the Save Foods Exchange Shares hereunder.

5.7 Yaaran understands that the Save Foods Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Save Foods Exchange Shares or any available exemption from registration under the Securities Act, the Save Foods Exchange Shares may have to be held indefinitely and Yaaran further acknowledges that the Save Foods Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied, including, without limitation, Yaaran’s compliance with the reporting requirements under the Exchange Act.

5.8 Yaaran has conducted its own investigation with respect to Save Foods, its business and the Save Foods Exchange Shares; has received or otherwise had access to all information regarding Save Foods that it believes is necessary or appropriate in connection with the purchase of the Save Foods Exchange Shares, including financial and other information which has been publicly filed by Save Foods with the SEC through EDGAR; (c) has made its own assessment and has satisfied itself concerning the relevant tax, legal, currency and other considerations relevant to its investment in Save Foods; and (d) has such knowledge and experience in financial and business matters in order to evaluate the merits and risks of its prospective investment in Save Foods.

5.9 Yaaran is an Israeli private company, and:

(i)	is not a U.S. Person and is not purchasing the Save Foods Exchange Shares for the account of or benefit of a U.S. Person or a person within the United States;

(ii)	was not offered the Save Foods Exchange Shares in the United States;

(iii)	did not execute or deliver this Agreement, in the United States;

(iv)	did not cause any buy order for the Save Foods Exchange Shares to originate in the United States;

(v)	has no intention to distribute either directly or indirectly any of the Save Foods Exchange Shares in the United States, and Yaaran will not offer, sell or otherwise transfer, directly or indirectly, any of the Save Foods Exchange Shares in the United States or to, or for the account or benefit of, a U.S. Person or person in the United States except pursuant to registration under the 1933 Act and the securities laws of all applicable states, or pursuant to available exemptions therefrom;

(vi)	did not receive the offer to purchase the Save Foods Exchange Shares as a result of, nor will it engage in, any directed selling efforts (as defined in Regulation S);

(vii)	is a “non-US person” as defined in Regulation S as promulgated under the Securities Act.

5.10 Additional Legend; Consent. Additionally, the Save Foods Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended and Yaaran consents to Save Foods making a notation on its records or giving instructions to any transfer agent of the Save Foods Exchange Shares in order to implement the restrictions on transfer of the Save Foods Exchange Shares.

5.11 Non Contravention. The performance by each of NewCoand Yaaran of this Agreement or any of the Transaction Agreements to which it is a party, nor the consummation of the Transactions contemplated hereunder and thereunder, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any provision of the organizational documents of each of NewCo and Yaaran; (ii) any applicable law; or (iii) any provision of any contract or agreement to which the Seller Subsidiary is a party; or (b) otherwise give any person the right to (x) declare a default or exercise any remedy under any such contract or agreement, (y) accelerate the maturity or performance of any such contract or agreement, or (z) cancel, terminate or modify any such contract or agreement, in each case, except as would not have and would not reasonably be expected to have or result in an adverse effect on the ability of the Seller Subsidiary to consummate the Transactions contemplated hereunder pursuant to the terms hereof or under the Transaction Agreements.

5.12 Liabilities. Yaaran does not have any liabilities, debts or obligations, except under this Agreement or any applicable law.

5.13 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, dispute, charge or investigation pending, currently threatened, and no circumstances exist that may give rise to the above-mentioned disputes, claims and proceedings against Yaaran, its assets and properties. Yaaran is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. Yaaran is not aware of any fact or have reasonable grounds to be aware of any fact which may result in any such proceedings against Yaaran.

5.14 Disclosure. All disclosure provided to Save Foods regarding each Yaaran and NewCo, its business and the Transactions contemplated hereby, including the exhibits to this Agreement, furnished by NewCo with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.	AFFIRMATIVE COVENANTS

6.1 Securities Law Compliance. Each of the Parties hereto understands and agrees that the consummation of this Agreement, including the issuance of the Save Foods Exchange Shares to Yaaran in exchange for the issuance of the NewCo Exchange Shares to Save Foods upon Closing as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, applicable state statutes. Each of Save Foods, Yaaran and NewCo agree that such transactions shall be consummated in reliance on exemptions from the registration requirements of such laws, which depend, among other items, on the circumstances under which such securities are acquired. Furthermore, in connection with the transactions contemplated by this Agreement, Save Foods, Yaaran and NewCo shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on, as applicable, registration and prospectus exemptions, all to the extent and in the manner as may be deemed by the Parties to be appropriate.

6.2 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Transactions. The parties hereto will use their commercially reasonable efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties in connection with the Transactions contemplated by this Agreement; and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. The parties hereto shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Transactions.

6.3 Taxes. Save Foods, Yaaran and NewCo shall separately bear the tax consequences arising from the issuances of Save Foods Exchange Shares.

7.	INDEMNIFICATION.

7.1 Effectiveness; Survival.

(a) Save Foods has the right to fully rely upon all representations, warranties and covenants of Yaaran and NewCo (as applicable, the “Indemnitor”) contained in or made pursuant to this Agreement and in the schedules attached hereto. Unless otherwise set forth in this Agreement, the representations and warranties of the Yaaran and NewCo contained in or made pursuant to this Agreement shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Save Foods.

(b) The representations and warranties of Yaaran and NewCo contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months following the Closing Date, provided, however, that no limitation shall apply to breach of any representation or warranty which constitutes fraud or willful misrepresentation by Yaaran and NewCo (as the case may be) (“Fraud”). The applicable survival period shall be referred to, as applicable, as the “Claims Period”.

(c) Except for Fraud, Yaaran and NewCo shall not have any liability with respect to any breach of representation and warranty, unless a claim is made hereunder prior to the expiration of the Claims Period for such representation and warranty, in which case such representation and warranty shall survive as to that claim until the claim has been finally resolved.

(d) It is the intention of the parties hereto that the Claims Periods supersede any statute of limitations applicable to the representations and warranties, and this Section 8.1 constitutes a separate written legally binding agreement among the parties hereto in accordance with the provisions of Section 19 of the Israeli Limitation Law, 1958.

7.2 Indemnification.

(a) Indemnifiable Losses. The Indemnitor shall indemnify Save Foods (each, an “Indemnitee”) against, and hold each Indemnitee harmless from all claims, actions, suits, settlements, damages, expenses (including, reasonable legal costs and expenses), losses, or costs sustained or incurred by such Indemnitees (collectively, “Losses”) resulting from, or arising out of, a breach or misrepresentation of any the Indemnitor’s representations, warranties or covenants made in this Agreement, subject to the limitations in this Section 8. Any indemnification as mentioned will be subject to the right of Yaaran and/or NewCo to defend against any claim and/or demand as mentioned, and that Save Food will not compromise without the prior written approval of Yaaran and/or NewCo.

(b) Limitations. The Indemnitee’s right for indemnification hereunder is subject to the following conditions and limitations, notwithstanding anything to the contrary in this Agreement, but in addition to any other limitation or condition contained herein; provided, however, that expect for Fraud, the Indemnitor’s liability shall be limited to the Amount actually paid by Save Foods.

(c) Sole Remedy. The indemnification provided by the Indemnitor hereunder and the enforcement of such indemnification shall be the exclusive remedy available to the Indemnitees under this Agreement, other than for Fraud; provided that this provision does not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement.

8.	MISCELLANEOUS.

8.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Articles and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among any of the parties hereto, with respect to the subject matter hereof (with no concession being made as to the existence of any such prior agreements or understandings).

8.3 Amendment; Waiver. Except as explicitly set forth herein, any term of this Agreement may be amended only with the written consent of each Party. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only by the prior written consent of the party against which enforcement of such waiver shall be sought.

8.4 Successors and Assigns; Assignment. Except as otherwise provided for herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement Save Foods may assign any of its rights and obligations under this Agreement to its successors and assigns after the Closing, subject to the assumption by such successors and assigns of this Agreement or any and all of its rights, privileges or obligations hereunder. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of Save Foods, which shall not be unreasonably withheld.

8.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Israel, without giving effect to that body of laws pertaining to conflict of laws.

8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) when delivered, if sent by personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (with electronic conformation of delivery) on a business day and during normal business hours of the recipient, and otherwise on the first business day in the place of recipient, (iii) five (5) business days after having been sent, if sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written confirmation of receipt. All communications shall be sent to the respective parties at their address or contact details as set forth below, or to such address or contact details as subsequently modified by written notice given in accordance with this Section8.6.

If to Save Foods:	Attn: David Palach
Email: [***]

If to Yaaran or NewCo:	Attn: Shmuel Yannay
Email: [***]

8.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.8 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

8.9 Entire Agreement. This Agreement (including the exhibits and the schedules hereto)and the other documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement shall not be effective until signed by all parties hereto.

8.10 Expenses. Each Party shall bear the expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and any other agreements in connection therewith, the Exchange or any of the other transactions contemplated hereby.

8.11 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

8.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument. Signatures delivered by email shall be deemed original signatures.

8.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently therewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing. This Agreement may by amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may only be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed by its duly authorized representative as of the Effective Date.

Save Foods:

SAVE FOODS, INC.

By:	/s/ David Palach
Name:	David Palach
Title:	Chief Executive Officer

SAVE FOODS LTD.

By:	/s/ David Palach
Name:	David Palach
Title:	Director

NEWCO LTD.

By:	/s/ Shmuel Yannay
Name:	Shmuel Yannay
Title:	Incoming CEO

YAARAN INVESTMENTS LTD.

By:	/s/ Shmuel Yannay
Name:	Shmuel Yannay
Title:	Owner

ANNEX A

RESOLUTION OF ARO

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ANNEX B

Regulation S Questionnaire

The information contained herein is being furnished to the Company in order for the Save Foods Inc. (the “Company”) to determine whether the undersigned’s receipt of the Company’s common stock (the “Securities”) in connection with an exchange of common stock with the Company may be accepted pursuant to Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned understands that (i) the Company will rely upon the following information for purposes of complying with Federal and applicable state securities laws, (ii) the Securities will not be registered under the Securities Act in reliance upon the exemption from registration provided by Rule 903 of Regulation S of the Securities Act, and (iii) this representation letter is not an offer to sell nor the solicitation of an offer to buy any Securities, or any other securities, to the undersigned. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in that certain Securities Exchange Agreement dated March 31, 2023, by and among the undersigned and the Company (the “Agreement”).

1.	At the time of (a) the offer by the Company and (b) the acceptance of the offer by such person or entity, of the Securities, such person or entity was outside the United States.

2.	Such person or entity is acquiring the Securities for such Purchaser’s own account, for investment and not for distribution or resale to others and is not purchasing the Securities for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

3.	Such person or entity will make all subsequent offers and sales of the Securities either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such person or entity will not resell the Securities to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

4.	Such person or entity has no present plan or intention to sell the Securities in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Securities and is not acting as a distributor of such securities.

5.	Neither such person or entity, its affiliates nor any person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Securities at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

6.	Such person or entity consents to the placement of a restrictive legend on any certificate or other document evidencing the Securities, relating to the fact that the Securities are not registered under the Securities Act.

7.	Such person or entity is not acquiring the Securities in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

8.	Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by the Agreement.

9.	Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Securities.

10.	Such person or entity understands the various risks of an investment in the Securities and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Securities.

11.	Such person or entity has had access to the Company’s publicly filed reports with the Securities and Exchange Commission and has been furnished with all other public information regarding the Company that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Securities.

12.	Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning the Company and the terms and conditions of the issuance of the Securities.

13.	Such person or entity is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Company, other than those contained in the Agreement.

14.	Such person or entity will not sell or otherwise transfer the Securities unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

15.	Such person or entity understands and acknowledges that the Securities have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

Date: July 11, 2023

Yaaran Investments Ltd.

/s/ Shmuel Yannay
(Signature of Authorized Signatory)

Shmuel Yannay
(Name of Authorized Signatory)

Owner
(Title)

Exhibit A

ARO-Yaaran Contract

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EXHIBIT B

[***]

EXHIBIT C

[***]

Exhibit D

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